UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2005

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 23, 2005, the Governance, Nominating and Compensation Committee (the “GNC”) of the Board of Directors (the “Board”) of StockerYale, Inc. (“StockerYale”) made recommendations to the Board regarding the compensation of the independent directors of StockerYale. The GNC recommended that the independent directors receive $30,000 in annual compensation, paid in shares of StockerYale common stock, and that each independent director who is also the Chair of a committee of the Board receive $5,000 in additional annual compensation, also paid in shares of StockerYale common stock. The GNC also recommended that the Board amend (the “Amendment”) StockerYale’s 2004 Stock Option and Incentive Plan (the “2004 Plan”) to delete the provisions in the 2004 Plan that provided for an annual automatic grant of a non-qualified stock option to StockerYale’s independent directors to purchase 20,000 shares of StockerYale common stock.

On May 23, 2005, based upon the recommendations of the GNC, the Board approved the Amendment to the 2004 Plan and adopted a Policy Regarding Compensation of Independent Directors (the “Policy”). The Policy provides that each independent director who is serving as a director on the fifth business day after each annual meeting of shareholders of StockerYale will automatically be granted a restricted stock award for such number of shares of StockerYale common stock having an aggregate market value of $30,000, based upon the closing price per share of the common stock as reported on the Nasdaq National Market (or other market or exchange on which shares of StockerYale common stock are listed or quoted for trading) on the date of grant. Each independent director who is also the Chair of a committee of the Board will receive an additional restricted stock award for such number of shares of StockerYale common stock having an aggregate market value of $5,000, based upon the closing price per share of the common stock as reported on the Nasdaq National Market (or other market or exchange on which shares of StockerYale common stock are listed or quoted for trading) on the date of grant. The shares of restricted stock subject to the restricted stock awards will be subject to forfeiture upon an independent director’s termination as a director of StockerYale for any reason. The restrictions will lapse at the rate of 25% per year such that the shares will be fully vested on the fourth anniversary of the date of grant of the restricted stock award. The restrictions will also lapse with respect to 100% of the shares on the date StockerYale achieves positive cash flow from operations for two consecutive fiscal years. The restricted stock awards granted to the independent directors pursuant to the Policy will be subject to the terms and conditions of the 2004 Plan and the Restricted Stock Agreement (the “Restricted Stock Agreement”) to be entered into between StockerYale and the recipient of an award at the time such award is made.

The foregoing descriptions of the Policy and the form of Restricted Stock Agreement are qualified in their entirety by reference to the full text of the Policy and the Restricted Stock Agreement, which are filed as exhibits to this Form 8-K and are incorporated by reference herein.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 25, 2005, StockerYale received a notice from the Nasdaq Stock Market indicating that it is not in compliance with Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because, for the last 30 consecutive business days, the bid price of StockerYale’s common stock has closed below the minimum $1.00 per share. In accordance with Nasdaq Marketplace Rule 4450(e)(2), StockerYale will be provided 180 calendar days, or until November 21, 2005, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of StockerYale’s common stock at this time.

If at any time before November 21, 2005, the bid price of StockerYale’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify StockerYale that it has achieved compliance with the Minimum Bid Price Rule. If StockerYale does not regain compliance with the Minimum Bid Price Rule by November 21, 2005, Nasdaq will notify StockerYale that its common stock will be delisted from the Nasdaq Stock Market.

In the event that StockerYale receives notice that its common stock is being delisted from the Nasdaq Stock Market, Nasdaq rules permit StockerYale to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, in the event that such a delisting determination was based solely on non-compliance with the Minimum Bid Price Rule, Nasdaq may permit StockerYale to transfer its common stock to the Nasdaq SmallCap Market if StockerYale satisfies all criteria for initial inclusion on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, StockerYale would have an additional 180 calendar days to comply with the Minimum Bid Price Rule in order to remain on the Nasdaq SmallCap Market.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Lawrence Blodgett, a former director of StockerYale and the father of Mark Blodgett, StockerYale’s President, Chief Executive Officer and Chairman of the Board, chose not to stand for re-election as a director of StockerYale at StockerYale’s special meeting in lieu of an annual meeting of shareholders held on May 23, 2005.

Item 9.01. Financial Statements and Exhibits.

(c) The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.

Date: May 27, 2005

	By:	/s/ Richard P. Lindsay
Richard P. Lindsay
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment to 2004 Stock Option and Incentive Plan.

99.2	Form of Restricted Stock Agreement under 2004 Stock Option and Incentive Plan.

99.3	Policy Regarding Compensation of Independent Directors.